Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73, 74U and 74V correctly, the correct answers are as follows...




				A	B	C	Institutional Class

72. DD)
(5) High Yield Fund		5,205	161	392	312
(2) U.S. Intermediate Bond Fund	1,336	91	179	n/a
72. EE)
(5) High Yield Fund		n/a	n/a	n/a	n/a
(2) U.S. Intermediate Bond Fund	n/a	n/a	n/a	n/a
73. A)
(5) High Yield Fund		0.4881	0.5068	0.4402	0.5024
(2) U.S. Intermediate Bond Fund	0.1389	0.0985	0.1003	n/a
73. B)
(5) High Yield Fund		n/a	n/a	n/a	n/a
(2) U.S. Intermediate Bond Fund	n/a	n/a	n/a	n/a
74.U)
(5) High Yield Fund		6,843	296	831	805
(2) U.S. Intermediate Bond Fund	6,183	503	1,199	n/a
74. V)
(5) High Yield Fund		$12.87	$12.81	$12.95	$10.87
(2) U.S. Intermediate Bond Fund	$17.30	$17.21	$17.20	$n/a